Exhibit 23.1

Accountants’ Consent

Board of Directors
International Aircraft Investors:

We consent to incorporation by reference in the registration statements (No. 333-46411 and 333-46413) on Form S-8 of International Aircraft Investors and subsidiaries of our report dated January 18, 2002, except as to notes 5, 6 and 10 to the consolidated financial statements which are as of March 26, 2002 relating to the consolidated balance sheets of International Aircraft Investors and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the 2001 report on Form 10-K of International Aircraft Investors and subsidiaries.

          KPMG LLP

Los Angeles, California
March 29, 2002

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